CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement on Form N-14 (the "Registration Statement") of our reports dated October 13, 1997 relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Reports to Shareholders of Colonial Government Money Market Fund and Colonial Short Duration U.S. Government Fund, each a series of Colonial Trust II, which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "The Trust's Independent Accountants" in the Joint Proxy Statement, which also constitutes part of this Registration Statement.


PricewaterhouseCoopers LLP
Boston, MA
August 3, 1998